EXHIBIT 15.3

LETTER TO THE SEC FROM PRICEWATERHOUSECOOPERS AUDIT

RE. DISCLOSURE IN ITEM 16F

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by EDAP TMS S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of 20F of EDAP TMS S.A. dated April 12, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

Lyon, France

April 12, 2019

/s/ PricewaterhouseCoopers Audit

Represented by

/s/ Elisabeth L’hermite